UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 18, 2007
Triad Guaranty Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-22342	56-1838519
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
101 South Stratford Road
Winston-Salem, North Carolina 27104
(Address of principal executive offices) (zip code)
(336) 723-1282
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5-Corporate Governance and Management
Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 18, 2007, Triad Guaranty Inc. (“Triad” or the “Company”) entered into a second amendment to the employment agreement with Mr. Ronnie D. Kesinger (previous agreement including the first amendment referred to as the “Agreement” and this second amendment referred to as the “Second Amendment”). Pursuant to the terms of the Agreement filed in the Company’s Form 8-K on January 11, 2006 and July 17, 2006, the Agreement provided that Mr. Kessinger would assume the role of Senior Executive Vice President and Assistant to the President and CEO. The Agreement also provided through January 15, 2007, Mr. Kessinger would work seven (7) to ten (10) days per month at the rate of $25,000 per month, and that this term may be extended on a month to month basis upon mutual agreement of the parties. The parties agreed on January 18, 2007 to a six month extension of this Agreement through June 15, 2007 and also agreed to increase the rate of Mr. Kessinger’s compensation to $30,000 per month. A copy of the Second Amendment setting forth such extension and change in rate of compensation is attached hereto as Exhibit 10.42 and incorporated herein by reference. Mr. Kessinger’s Agreement otherwise remains unchanged.
Section 8-Other Events
Item 8.01 Other Events.
The Company announced on January 19, 2007 that it has hired Gregory J. McKenzie as President and Chief Executive Officer, Triad Guaranty Insurance Corporation Canada (“Triad Guaranty Canada”), effective immediately. Mr. McKenzie will report to Mark K. Tonnesen, Chief Executive Officer, Triad Guaranty Inc. and President and Chief Executive Officer, Triad Guaranty Insurance Corporation. It is anticipated that Triad Guaranty Canada will commence operations during the second quarter 2007. Mr. McKenzie will be responsible for leading the start-up of Triad’s Canadian operation, the strategic direction of the company, and its ultimate success. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
Exhibit Number 10.42 Amendment to Employment Agreement Between Ronnie D. Kessinger and the Company dated January 18, 2007.
Exhibit Number 99.1 Press Release Dated January 19, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triad Guaranty Inc.
Date: January 19, 2007	By:	/s/ Kenneth W. Jones
		Name:	Kenneth W. Jones
		Title:	Senior Vice President and Chief Financial Officer

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